Exhibit 10.18

Tribune Company

435 N. Michigan Avenue

Chicago, Illinois 60611

May 4, 2011

Mr. Eddy Hartenstein

1515 Hidden Valley Road

Thousand Oaks, California 91361

Dear Eddy:

We are pleased to confirm your appointment to serve as the President and Chief Executive Officer of Tribune Company (the “Company”) commencing as of May 6, 2011 (the “Effective Date”). This letter confirms the terms of your appointment and is an addendum to your pre-existing letter agreement with the Company dated August 1, 2008 (the “August 1, 2008 Letter Agreement”):

1. As President and Chief Executive Officer of the Company, you will report to the Company’s Board of Directors (the “Board”), and perform the duties customarily associated with such position, including such specific duties as the Company may from time to time request. You also will continue to serve as and perform the duties of Publisher and Chief Executive Officer of the Los Angeles Times. You will be expected to perform faithfully and loyally and to the best of your abilities the duties assigned to you and to devote your business time, attention and effort to the affairs of the Company and its affiliates, and to use your reasonable best efforts to promote the interests of the Company and its affiliates.

2. As of the Effective Date, your base salary will be increased to an annualized rate of $1,000,000 (less any withholding and deductions required by law or authorized by you), and paid in accordance with the Company’s regular payroll practices.

3. In lieu of the annual bonus terms set forth in the first two sentences of Paragraph 3 of the August 1, 2008 Letter Agreement, for each calendar year during your employment commencing with 2011, you shall be eligible to participate in such annual cash Management Incentive Plan, if any, as the Company may implement for non-sales management personnel generally for any such calendar year (each, an “MIP”), subject to the applicable performance measures and other terms and conditions of any such MIP as are determined by the Compensation Committee. The Compensation Committee has set your MIP award potential at 135% of your annual base salary (less any withholding and deductions required by law or authorized by you); based on, among other things, the Company’s financial performance and your leadership performance. For 2011 you will have a pro-rated MIP award based on your previous compensation through May 1, 2011 and based on your new compensation for the remainder of the calendar year. As CEO, the MIP financial performance target award of 100% will be based on delivering Consolidated Operating Cash Flow that was presented to the Board at the April 25, 2011 Board of Directors Meeting. The Compensation Committee, at its discretion, can raise your award higher for both financial performance and other relevant factors. If the

Company is required to seek Bankruptcy Court approval for payment of your MIP award, the Company will do so in good faith to provide for your participation in any applicable MIP for any such year during your employment.

4. The Company recognizes that you intend to retain your present domicile in the Los Angeles metropolitan area and therefore will reimburse you, in accordance with Company policy (as in effect or amended from time to time), for all reasonable and necessary travel-related expenses incurred by you in connection with commuting to the Company’s Chicago, Illinois headquarters and for such other business-related travel in which you may engage in the course of your duties for the Company, including without limitation reasonable and documented airfare, hotel/lodging and meal expenses per Company policy.

5. Since the Company’s Chapter 11 filing, the Company has not made, and will not be making, any further grants under the Tribune Company 2007 Management Equity Incentive Plan (the “MEIP”), including as referenced in Paragraph 4 of the August 1, 2008 Letter Agreement, and will not be continuing the MElP after emergence from bankruptcy.

6. Except as provided in this letter agreement, all other provisions of your August 1, 2008 Letter Agreement remain unchanged.

7. This letter agreement and the August 1, 2008 Letter Agreement (together, “the Letter Agreements”) shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Payments made under the Letter Agreements are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-l(b)(4). In the event the terms of the Letter Agreements would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties), the Company and you shall cooperate diligently to amend the terms of the Letter Agreements, as applicable, to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under the Letter Agreements. To the extent any amounts under the Letter Agreements are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service” within the meaning of Section 409A of the Code. Each payment and benefit under the Letter Agreements shall constitute a “separately identified” amount within the meaning of Treasury Regulation § l.409A-2(b)(2). Any reimbursement payable to you pursuant to the Letter Agreements shall be conditioned on the submission by you of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid within the time period set forth in such policy, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this letter agreement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding any other provision in the Letter Agreements, if on the date of your separation from service (as defined in Section 409A of the Code) (i) the Company is a publicly traded corporation and (ii) you are a

“specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under the Letter Agreements (a) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (b) is payable upon your separation from service, and (c) under the terms of the Letter Agreements would be payable prior to the six (6) month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (x) the first business day following the six-month anniversary of your separation from service or (y) the date of your death.

Eddy, we congratulate you on your offer and sincerely hope that you will accept. To do so, please sign this letter in the space below and return it to me. In the meantime, please do not hesitate to call me should you have any questions.

Very truly yours,

/s/ Maggie Wilderotter
Maggie Wilderotter
Chairperson, Compensation Committee of the Tribune Company Board of Directors

AGREED TO AND ACCEPTED:

/s/ Eddy Hartenstein
Eddy Hartenstein

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